Exhibit 99.1

Moderna Reports First Quarter 2025 Financial Results and Provides Business Updates
Reports first quarter revenues of $0.1 billion, GAAP net loss of $(1.0) billion and GAAP EPS of $(2.52)

Reiterates 2025 expected revenue range of $1.5 to $2.5 billion and 2025 year-end cash balance of approximately $6 billion

Announces reduction of $1.4 to $1.7 billion in estimated GAAP operating costs by 2027

Advancing up to 10 products toward approval, including multiple oncology candidates

CAMBRIDGE, MA / ACCESSWIRE / May 1, 2025 / Moderna, Inc. (NASDAQ:MRNA) today reported financial results and provided business updates for the first quarter of 2025.
"In the first quarter, we continued to execute with financial discipline, significantly reducing our operating expenses, and further prioritized our investments in oncology," said Stéphane Bancel, Chief Executive Officer of Moderna. “Looking ahead, we are reiterating our 2025 financial framework and announcing a cost structure that is expected to reduce our annual operating expenses by approximately $1.5 billion by 2027. With several Phase 3 readouts approaching and continued momentum toward 10 product approvals, we remain confident in Moderna's long-term outlook."
Recent progress includes:
Commercial Updates
COVID-19: The Company reported $84 million in Spikevax® sales in the first quarter of 2025, which includes $29 million of U.S. sales and $55 million of international sales. As previously reported, Moderna entered into a tender opportunity in January to compete for COVID vaccine business in the EU.

RSV: The Company reported $2 million in mRESVIA® sales in the first quarter of 2025. Moderna's RSV vaccine for adults aged 60 years and older has been recently approved in Australia, Switzerland, Taiwan and the UK.
First Quarter 2025 Financial Results

Revenue: Total revenue for the first quarter of 2025 was $108 million, compared to $167 million in the first quarter of 2024. The decline was primarily driven by lower net product sales, which totaled $86 million in the quarter. The reduction in product sales reflects lower vaccination rates compared to the same period last year and the continued normalization of COVID into a seasonal commercial market, with demand expected to be concentrated in the second half of the year.

Cost of Sales: Cost of sales for the first quarter of 2025 was $90 million, which included third-party royalties of $5 million, inventory write-downs of $42 million, unutilized manufacturing capacity and wind-down costs of $21 million, and losses on firm purchase commitments of $10 million. Compared to the same period in 2024, cost of sales decreased by $6 million, or 6%, reflecting lower sales volume and the seasonal nature of the Company's COVID vaccine business, with limited product sales in both periods. Despite the overall decrease in cost of sales, cost of sales as a percentage of net product sales increased to 104%, compared to 58% in the first quarter of 2024, reflecting the impact of lower net product sales.

Research and Development Expenses: Research and development expenses for the first quarter of 2025 decreased by 19% to $856 million, compared to the first quarter in 2024. The decrease was primarily driven by lower clinical development costs across respiratory programs due to timing of trial activities and program wind-downs. This reduction was partially offset by increased investment in Moderna's individualized neoantigen therapy (mRNA-4157), which has been assigned the generic name intismeran autogene, and norovirus programs.

Selling, General and Administrative Expenses: Selling, general and administrative expenses for the first quarter of 2025 decreased by 23% to $212 million, compared to the first quarter in 2024. The decline was primarily driven by broad-based reductions across digital, facility, marketing, personnel-related expenses, and external consulting and service costs, as the Company continues to streamline operations and prioritize cost management.

Income Taxes: The Company recognized an income tax provision of $7 million for the first quarter of 2025, compared to $10 million in the same period last year. In both periods, the income tax provision was not material, as the Company continues to maintain a global valuation allowance against most of its deferred tax assets.

Net Loss: Net loss was $(1.0) billion for the first quarter of 2025, compared to $(1.2) billion for the first quarter of 2024.

Loss Per Share: Loss per share was $(2.52) for the first quarter of 2025, compared to $(3.07) for the first quarter of 2024.

Cash Position: Cash, cash equivalents and investments as of March 31, 2025, were $8.4 billion, compared to $9.5 billion as of December 31, 2024. The decrease during the quarter was primarily driven by the operating loss for this quarter.
2025 Financial Framework
Expectations for full year 2025 remain consistent with prior expectations.

Revenue: The Company reiterates 2025 expected revenue of $1.5 to $2.5 billion. Moderna expects revenue of approximately $0.2 billion in the first half of the year, reflecting the seasonality of its respiratory business.
Cost of Sales: Cost of sales for 2025 is expected to be approximately $1.2 billion.
Research and Development Expenses: Full-year 2025 research and development expenses are anticipated to be approximately $4.1 billion.
Selling, General and Administrative Expenses: Selling, general and administrative expenses for 2025 are projected to be approximately $1.1 billion.
Income Taxes: The Company continues to expect its full-year tax expense to be negligible.
Capital Expenditures: Capital expenditures for 2025 are expected to be approximately $0.4 billion.

Cash and Investments: Year-end cash and investments for 2025 are projected to be approximately $6 billion.
2026 and 2027 Financial Updates
Moderna is expanding its cost efficiency and prioritization programs and expects estimated GAAP operating costs of $5.4 to $5.7 billion in 2026, a reduction from the Company’s previous estimate of $5.9 billion. The Company is announcing a new 2027 GAAP operating cost estimate of $4.7 to $5.0 billion, resulting in a reduction of $1.4 to $1.7 billion in estimated operating costs by 2027, compared to its 2025 estimate.
Recent Progress and Upcoming Late-Stage Pipeline Milestones
The Company continues to advance its research and development portfolio. Recently, Moderna updated its prioritized pipeline by adding its Phase 2 oncology candidate, checkpoint (mRNA-4359) therapy, and deprioritizing its flu/COVID combination vaccine (mRNA-1083) for adults aged 18-49.
Respiratory vaccines:
•Next-generation COVID-19 vaccine: Moderna shared pivotal safety, immunogenicity and relative vaccine efficacy data for its next-generation COVID-19 vaccine (mRNA-1283) at the Advisory Committee on Immunization Practices meeting in April 2025. The Company filed for regulatory approval of mRNA-1283 with the FDA using a priority review voucher in 2024. The FDA has assigned a Prescription Drug User Fee Act (PDUFA) goal date of May 31, 2025.

•Respiratory syncytial virus (RSV) vaccine: The Company recently shared positive Phase 3 data for its RSV vaccine (mRNA-1345) in high-risk adults aged 18-59 at the ESCMID 2025 Global Congress. Moderna filed for regulatory approval of mRNA-1345 for high-risk adults with the FDA using a priority review voucher in 2024. The FDA has assigned a PDUFA goal date of June 12, 2025.

•Seasonal flu + COVID vaccine: Moderna shared positive Phase 3 immunogenicity data for its flu/COVID combination vaccine (mRNA-1083) for adults aged 50 years and older at its 2024 R&D Day event. The Company submitted mRNA-1083 for regulatory approval in older adults in 2024. Based on FDA feedback confirming the need for Phase 3 flu efficacy data, Moderna expects an extended review timeline and is now targeting approval in 2026.
•Seasonal flu vaccine: Moderna has shared positive Phase 3 immunogenicity and safety data for its seasonal flu vaccine (mRNA-1010). The Phase 3 vaccine efficacy study (P304) exceeded its case accrual target in the first season and Moderna anticipates an interim data readout in summer 2025.

Latent and other vaccines:

•Cytomegalovirus (CMV) vaccine: The Company recently shared 36-month durability data from a Phase 2 extension trial of its CMV vaccine candidate (mRNA-1647) at the ESCMID 2025 Global Congress. The pivotal Phase 3 study of mRNA-1647 is fully enrolled and accruing cases, evaluating its efficacy, safety and immunogenicity in the prevention of primary infection in women of childbearing age. The Data Safety Monitoring Board (DSMB) met to review the initial study data in 2024 and informed the Company that the criterion for early efficacy was not met. The DSMB recommended that the study continue as planned. The Company remains blinded and anticipates efficacy data from the study in 2025.

•Norovirus vaccine: The two-season Phase 3 study evaluating the efficacy, safety and immunogenicity of Moderna's trivalent vaccine against norovirus (mRNA-1403) is fully enrolled in the Northern Hemisphere and enrolling in the Southern Hemisphere. The FDA clinical hold following a single adverse event report of a case of Guillain-Barré syndrome has been lifted. The timing of the Phase 3 readout will be dependent on case accruals.

Oncology therapeutics:

•Intismeran autogene: Moderna continues to demonstrate the potential clinical benefit of mRNA-4157. In collaboration with Merck, the Phase 3 clinical trial for adjuvant melanoma is fully enrolled. Two Phase 3 studies for non-small cell lung cancer (NSCLC) are enrolling. A randomized Phase 2 study for high-risk muscle invasive bladder cancer is enrolling, and a randomized Phase 2 study for adjuvant renal cell carcinoma is fully enrolled. Moderna and Merck have launched a new Phase 2 study for patients with high-risk non-muscle invasive bladder cancer.

•Checkpoint adaptive immune modulation therapy (AIM-T): Moderna is expanding the number of oncology development candidates in its prioritized pipeline with the addition of Checkpoint AIM-T (mRNA-4359). The Phase 1/2 study is ongoing and a Phase 2 study, which includes first-line melanoma and first-line metastatic NSCLC patients, is enrolling.

Rare disease therapeutics:

•Propionic acidemia (PA) therapeutic: In an ongoing Phase 1/2 study designed to evaluate safety and pharmacology in trial participants with PA, Moderna's investigational therapeutic (mRNA-3927) has been generally well-tolerated to date with no events meeting protocol-defined dose-limiting toxicity criteria. Early results suggest potential decreases in annualized metabolic decompensation event (MDE) frequency compared to pre-treatment, and the majority of patients have elected to continue on the open label extension study. The Company's PA program is in a registrational study.

•Methylmalonic acidemia (MMA) therapeutic: Moderna's investigational therapeutic for MMA (mRNA-3705) has been selected by the FDA for the Support for Clinical Trials Advancing Rare Disease Therapeutics (START) pilot program. The FDA and Moderna have agreed on the pivotal study design. The Company expects to start a registrational study in 2025.
Company Updates & Accolades
•Moderna has been named to LinkedIn's list of Top Companies in the U.S. for the second consecutive year.
•Moderna debuted on Fortune's annual list of America's Most Innovative Companies.

Key 2025 Investor and Analyst Event Dates
•Analyst Day: November 20

Investor Call and Webcast Information

Moderna will host a live conference call and webcast at 8:00 a.m. ET on May 1, 2025. To access the live conference call via telephone, please register at the link below. Once registered, dial-in numbers and a unique pin number will be provided. A live webcast of the call will also be available under "Events and Presentations" in the Investors section of the Moderna website.

•Telephone: https://register-conf.media-server.com/register/BI8c3608f9fdff4e00a5cb0cca952a4c3f
•Webcast: https://investors.modernatx.com

The archived webcast will be available on Moderna's website approximately two hours after the conference call and will be available for one year following the call.

About Moderna

Moderna is a leader in the creation of the field of mRNA medicine. Through the advancement of mRNA technology, Moderna is reimagining how medicines are made and transforming how we treat and prevent disease for everyone. By working at the intersection of science, technology and health for more than a decade, the company has developed medicines at unprecedented speed and efficiency, including one of the earliest and most effective COVID vaccines.

Moderna's mRNA platform has enabled the development of therapeutics and vaccines for infectious diseases, immuno-oncology, rare diseases and autoimmune diseases. With a unique culture and a global team driven by the Moderna values and mindsets to responsibly change the future of human health, Moderna strives to deliver the greatest possible impact to people through mRNA medicines. For more information about Moderna, please visit modernatx.com and connect with us on X (formerly Twitter), Facebook, Instagram, YouTube and LinkedIn.

MODERNA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions, except per share data)

	Three Months Ended March 31,
	2025	2024
Revenue:
Net product sales	$86	$167
Other revenue[1]	22	—
Total revenue	108	167
Operating expenses:
Cost of sales	90	96
Research and development	856	1,063
Selling, general and administrative	212	274
Total operating expenses	1,158	1,433
Loss from operations	(1,050)	(1,266)
Interest income	90	120
Other expense, net	(4)	(19)
Loss before income taxes	(964)	(1,165)
Provision for income taxes	7	10
Net loss	$(971)	$(1,175)

Loss per share:
Basic and diluted	$(2.52)	$(3.07)

Weighted average common shares used in calculation of loss per share:
Basic and diluted	386	382

_______
1Includes grant, collaboration, licensing and royalty, and other miscellaneous revenue.

MODERNA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	March 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$1,623	$1,927
Investments	4,352	5,098
Accounts receivable, net	78	358
Inventory	128	117
Prepaid expenses and other current assets	585	599
Total current assets	6,766	8,099
Investments, non-current	2,418	2,494
Property, plant and equipment, net	2,212	2,196
Right-of-use assets, operating leases	752	759
Other non-current assets	556	594
Total assets	$12,704	$14,142
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$226	$405
Accrued liabilities	1,001	1,427
Deferred revenue	125	153
Other current liabilities	252	221
Total current liabilities	1,604	2,206
Deferred revenue, non-current	58	58
Operating lease liabilities, non-current	667	671
Financing lease liabilities, non-current	35	39
Other non-current liabilities	274	267
Total liabilities	2,638	3,241
Stockholders’ equity:
Additional paid-in capital	982	866
Accumulated other comprehensive income (loss)	10	(10)
Retained earnings	9,074	10,045
Total stockholders’ equity	10,066	10,901
Total liabilities and stockholders’ equity	$12,704	$14,142

MODERNA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended March 31,
	2025	2024
Operating activities
Net loss	$(971)	$(1,175)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	115	101
Depreciation and amortization	39	36
Amortization/accretion of investments	(19)	(27)
Loss on equity investments, net	8	13
Other non-cash items	2	3
Changes in assets and liabilities:
Accounts receivable, net	280	755
Prepaid expenses and other assets	46	3
Inventory	(8)	(93)
Right-of-use assets, operating leases	9	16
Accounts payable	(156)	(303)
Accrued liabilities	(381)	(398)
Deferred revenue	(29)	(33)
Operating lease liabilities	(5)	(6)
Other liabilities	33	119
Net cash used in operating activities	(1,037)	(989)
Investing activities
Purchases of marketable securities	(1,764)	(2,544)
Proceeds from maturities of marketable securities	1,933	1,573
Proceeds from sales of marketable securities	688	1,285
Purchases of property, plant and equipment	(117)	(196)
Purchase of intangible asset	(10)	—
Net cash provided by investing activities	730	118
Financing activities
Proceeds from issuance of common stock through equity plans	3	15
Tax payments related to net share settlements on equity awards	(1)	—
Changes in financing lease liabilities	2	(1)
Net cash provided by financing activities	4	14
Net decrease in cash, cash equivalents and restricted cash	(303)	(857)
Cash, cash equivalents and restricted cash, beginning of year	1,929	2,928
Cash, cash equivalents and restricted cash, end of period	$1,626	$2,071

Spikevax® and mRESVIA® are registered trademarks of Moderna.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding: Moderna's 2025 financial framework, including its expected revenue range and ending cash balance; Moderna's advancement of up to 10 product approvals; Moderna's anticipated cost reductions by 2027; and anticipated milestones for Moderna's pipeline programs. In some cases, forward-looking statements can be identified by terminology such as "will," "may," "should," "could," "expects," "intends," "plans," "aims," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond Moderna's control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties, and other factors include, among others, those risks and uncertainties described under the heading "Risk Factors" in Moderna's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission (SEC), and in subsequent filings made by Moderna with the SEC, which are available on the SEC's website at www.sec.gov. Except as required by law, Moderna disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on Moderna's current expectations and speak only as of the date of this press release.
###
Moderna Contacts
Media:
Chris Ridley
Head of Global Media Relations
+1 617-800-3651
Chris.Ridley@modernatx.com

Investors:
Lavina Talukdar
Senior Vice President & Head of Investor Relations
+1 617-209-5834
Lavina.Talukdar@modernatx.com

SOURCE: Moderna, Inc.